Exhibit 10.1

AMENDED AND RESTATED SEPARATION AND DISTRIBUTION AGREEMENT

by and between

MERCANTIL SERVICIOS FINANCIEROS, C.A.,

and

MERCANTIL BANK HOLDING CORPORATION

Dated as of June 12, 2018

-i-

TABLE OF CONTENTS

(continued)

-ii-

INDEX OF DEFINED TERMS

Action	30
Affiliate	30
Affiliate Shares	21
Agreement	1
Bank	1
BHC Act	31
Business Day	31
Cayman Bank	26
Cayman Bank Sale	26
Change in Control	31
Change in Control Act	31
Class A Shares	1
Class B Shares	1
Code	8
Company	1
Company Confidential Information	23
Company Entities	31
Company Group	31
Company Group Employees	8
Company Indemnified Parties	11
Company Shares	1
Company Transfer Agent	31
Computershare	31
Consents	31
Contract	31
Control	32
Covered Business	25
CPR	29
CPR Arbitration Rules	29
Delivery Date	3
Dispute	28
Dispute Notice	28
Dispute Response	28
Distributed Shares	1
Distribution	1
Distribution Agent	4
Distribution Agent Agreement	4
Distribution Trust	1, 32
Distribution Trust Agreement	32
Effective Time	1
Exchange Act	32
Federal Reserve	32
Governmental Approvals	32
Governmental Authority	32
Group	32
Income Taxes	32
Indemnified Party	13

Indemnifying Party	13
Intergroup Indebtedness	32
Law	33
Liabilities	33
License	33
Liens	4
MSF Class A Shares	1
MSF Class B Shares	1
MSF Confidential Information.	23
MSF Entities	33
MSF Group	33
MSF Group Employees	8
MSF Indemnified Parties	12
MSF Marks	19
MSF Name	19
MSF Representatives	4
MSF Services Company	26
MSF Transfer Agent	33
Net Insurance Proceeds	15
Notice of Claim	13
OCC	33
Person	33
Piggyback Registration Statement	22
Privilege	7
Record Date	4
Record Holders	1, 4
Reg. K	20
Reg. W	33
Reg. W Compliant	33
Reg. Y	3
Registrable Shares	22
Registration Rights Agreement	22
Reorganization Event	33
Representative	33
Resale Registration Statement	22
Retained Shares	1
SEC	33
Securities Act	34
Separation	1
Spin-off Registration Statement	1
Subsidiary	34
Taxes	34
Third-Party Claims	11
Transaction Agreements	34
Transactions	5
Trustee	34
Voting Trust	34

-iii-

AMENDED AND RESTATED SEPARATION AND DISTRIBUTION AGREEMENT

This Amended and Restated Separation and Distribution Agreement, dated as of March 12, 2018 (this “Agreement”), is by and between MERCANTIL SERVICIOS FINANCIEROS, C.A., a Venezuela corporation (“MSF”), and MERCANTIL BANK HOLDING CORPORATION, a Florida corporation and a wholly-owned subsidiary of MSF (the “Company”). This Agreement amends and restates in its entirety the Separation and Distribution Agreement, dated as of March 12, 2018, between MSF and the Company.

MSF is a Venezuela financial services holding company with operations in a number of countries, including the United States. The Company is MSF’s wholly-owned top-tier U.S. bank holding company, and conducts its operations through its subsidiaries, including its wholly-owned indirect subsidiary, Mercantil Bank, N.A., a national bank organized under the laws of the United States, and its subsidiaries (collectively, the “Bank”).

MSF’s board of directors and shareholders unanimously have approved a separation of the Company and MSF (the “Separation”) by a pro rata distribution of the Company’s Class A common stock, par value $.10 per share (the “Class A Shares”) and the Company’s Class B common stock, par value $.10 per share (the “Class B Shares” and, together with the Class A Shares and any successors to any such classes of shares, the “Company Shares”) to holders of record of MSF’s Class A common stock (“MSF Class A Shares” and Class B common stock (“MSF Class B Shares”) as of the Record Date (as defined herein) (such holders, the “Record Holders” and such distribution, the “Distribution”).

MSF’s and the Company’s respective Boards of Directors have approved this Agreement.

As contemplated by this Agreement, MSF and the Company have established the Distribution Trust, a non-discretionary grantor trust governed by the laws of Florida (the “Distribution Trust”), pursuant to the Distribution Trust Agreement with the Trustee. On the Delivery Date (as defined herein), MSF has transferred ownership to the Distribution Trust, of 80.1% of the Class A Shares and 80.1% of the Class B Shares of which will be held by the Distribution Trust for benefit of the Record Holders (other than MSF subsidiaries that are also Record Holders). MSF has transferred ownership of the remaining 19.9% of the Class A Shares and 19.9% of the Class B Shares to the Distribution Trust for benefit of MSF and its subsidiaries that are Record Holders. The Company Shares held in the Distribution Trust for benefit of the Record Holders (other than MSF subsidiaries that are also Record Holders) are the “Distributed Shares.” The Company Shares held in Trust for benefit of MSF and its subsidiaries are the “Retained Shares.”

The Distribution of the Distributed Shares from the Trust to the Record Holders will occur upon the Company’s registration statement on SEC Form 10, or other applicable form, registering the Class A Shares and the Class B Shares, as such registration statement may be amended or supplemented from time to time, the (“Spin-off Registration Statement”) is declared effective by the SEC (the “Effective Time”).

The parties believe it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation and certain other agreements that will, following the consummation of the Separation and Distribution, govern certain matters relating to the parties’ relationship.

In consideration of the premises and other good and valuable consideration, the receipt of which is acknowledged, the parties, intending to be legally bound, agree as follows:

ARTICLE I

THE SEPARATION

Section 1.1 Assignment of Assets; Assumption of Liabilities.

There are no assets that will be transferred or assigned to, or liabilities to be assumed by, MSF from the Company or by the Company from MSF on the Distribution Date.

Section 1.2 Termination of Agreements and Intergroup Indebtedness.

(a) Subject to Section 1.3 providing for transition services, under existing contracts in effect, as amended on or prior to the Separation, the MSF Entities, on the one hand, and the Company Entities, on the other hand, shall terminate all Contracts between or among MSF or any MSF Entity, on the one hand, and the Company or any Company Entity, on the other hand, effective as of the Separation. No such terminated Contract (including any provision thereof that purports to survive termination) shall be of any further force or effect after the Separation and all parties shall be released from all obligations thereunder. Each party shall, at the reasonable request of the other party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing. The foregoing notwithstanding, nothing in this Section 1.2 is intended to or shall affect any deposit accounts or ordinary course banking relationships between the MSF Entities and the Company Entities, all of which shall continue in full force and effect.

Section 1.3 Certain Intergroup and Transition Services.

(a) Schedule 1.3A sets forth certain Contracts where one or more Company Entities have provided or will provide services to one or more MSF Entities. Notwithstanding anything to the contrary in any such Contracts or in Section 1.2(a), unless otherwise prohibited by applicable Law or a Governmental Authority, such Contracts shall remain in full force and effect in accordance with their respective terms, subject to semi-annual reviews and changes in pricing, until the earlier of (i) the first anniversary of the Separation or at the end of the 18 month following the Distribution Date, as shown on Schedule 1.3A, unless such Contract is extended or earlier terminated by mutual agreement of the parties to such Contract or (ii) upon a Change in Control of MSF, at which time such Contracts may terminated by the Company. Upon and following termination of a Contract, such Contract shall be of no further force or effect, and all parties to such Contract shall be released from all such Contract obligations for future services as of and following termination. Each party shall, at the reasonable request of the other party, take or cause to be taken, such other actions as may be necessary to effect the foregoing. Any such contracts with the Bank shall be on terms and conditions that are Reg. W compliant.

(b) Schedule 1.3B sets forth certain Contracts where one or more MSF Entities have provided or will provide services to one or more Company Entities. Notwithstanding anything to the contrary in any such Contracts or in Section 1.2(a), unless otherwise prohibited by applicable Law or a Governmental Authority, such Contracts shall remain in full force and effect in accordance with their respective terms, at the prices in effect as of the Separation (provided such pricing is Reg. W Compliant), until the earlier of (i) the first anniversary of the Separation, unless extended or earlier terminated by mutual agreement of the parties to such Contract or (ii) upon a Change in Control of MSF, at which time such Contracts may terminated by the Company. Upon and following termination of a Contract, such Contract shall be of no further force or effect, and all parties to such Contract shall be released from all such Contract obligations for future services as of and following termination. Each party shall, at the reasonable request of the other party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(c) The MSF Entities and the Company Entities, or any of them, may enter into one or more consulting Contracts with the other or with respect to their personnel, provided that the consulting party and its personnel shall have no decision-making authority with respect to the party to which such consulting services are provided. Any Consulting Agreements shall comply with applicable Law, including Federal Reserve Regulation Y (“Reg. Y”) and Reg. W.

(d) All Contracts referred to in this Section 1.3 where the Bank is a party shall be Reg. W Compliant.

(e) The term of any Contracts referred to in this Section 1.3 may be shortened in the event of any action or request by the Federal Reserve or OCC, and the term shall, upon notice by the Company to MSF, be shortened to the longest permissible period not to exceed the original term. The parties may mutually extend any Contracts referred to in this Section 1.3 by mutual consent, absent any Federal Reserve or OCC action or request, which the Company determines will not permit such extension.

Section 1.4 Resignations. Except as set forth on Schedule 1.4, on or prior to the Separation, MSF shall cause each officer and director of an MSF Entity serving as an officer or director of a Company Entity to resign, effective not later than the Separation, from all such positions with such Company Entity. Except as set forth on Schedule 1.4, on or prior to the Separation, the Company shall cause each officer and director of a Company Entity serving as an officer or director of an MSF Entity to resign, effective not later than the Separation, from all such positions with such MSF Entity.

Section 1.5 Other Transaction Agreements. At or prior to the Distribution Date and subject to the satisfaction or waiver of the conditions set forth in Section 7.1, each party shall execute and deliver those other Transaction Agreements not already executed and delivered, and such other documents, instruments and agreements as may be necessary or appropriate to effect the transactions contemplated by this Agreement.

ARTICLE II

THE DISTRIBUTION TRUST AND THE DISTRIBUTION

Section 2.1 Delivery of Company Shares to the Trust.

(a) On the delivery date specified by the Company and MSF (the “Delivery Date”), MSF will transfer, assign, convey and deliver ownership of 74,212,408 shares of Class A Stock and 53,253,157 shares of Class B Stock, which constitute 100% of all issued and outstanding Company Shares to the Distribution Trust by book entry on the Company’s books and records, with written confirmation of such transfer delivered by the Company to the Trustee.

The Company Shares shall be delivered to the Trustee free and clear of all liens, pledges, security interests, claims and other encumbrances (collectively, “Liens”). All Company Shares delivered to the Trustee on the Delivery Date or otherwise shall be registered on the Company’s books and records in the Trustee’s name as Trustee under the Distribution Trust Agreement for the benefit of (a) the MSF shareholders who are the Record Holders as to the Distributed Shares and (b) MSF as to the Retained Shares. The Trustee shall hold the Company Shares pursuant to the terms and conditions of the Distribution Trust.

(b) On the Delivery Date, subject to adjustment, and as provided in Sections 2.1(a) and 2.6, the Distributed Shares and the Retained Shares shall be as follows:

Class of Stock	Distributed Shares	Retained Shares	Totals
Class A	60,880,929	13,331,479	74,212,408
Class B	43,880,032	9,373,125	53,253,157

(c) All Company Shares will be held in the Distribution Trust in accordance with the Distribution Trust Agreement pending the effectiveness of the Spin-off Registration Statement, and shall be subject to the terms of this Agreement.

Section 2.2 Record Date and Record Holders. MSF shall establish, pursuant to authorization by MSF’s board of directors, the record date (the “Record Date”) for determining the shareholders of record (the “Record Holders”) of MSF Shares entitled to receive the Distribution Shares. The Company Shares will be delivered from the Trust to the Distribution Agent for Distribution to MSF Record Holders as of the Distribution Date in accordance with this Agreement and Section 4 of the Distribution Trust Agreement as soon as the Company notifies the Trustee of the Effective Time and upon the Company and the MSF Representatives confirming to the Trustee that the conditions contained in Article VII below have been satisfied or waived.

Section 2.3 Distribution Agent. Prior to the Distribution, the Company shall enter into an agreement (the “Distribution Agent Agreement”) with a distribution agent (the “Distribution Agent”), providing for the Distribution in accordance with the terms of this Agreement. The Distribution Agent may be Computershare or the MSF Transfer Agent, or such other person as the Company may select.

Section 2.4 The MSF Representatives. (a) MSF irrevocably has appointed Gustavo J. Vollmer A., Gustavo Marturet M. and Rene Brillenbourg C. to act as the exclusive agents, powers of attorney and representatives to act for and on behalf of MSF and the MSF shareholders in connection with the Distribution Trust Agreement and this Agreement. The Representatives, or any two of them (the “MSF Representatives”), shall take any action, that MSF is required or permitted to take under the Distribution Trust Agreement or hereunder with respect to Company Shares held by the Trust, and are granted an irrevocable proxy, coupled with an interest, to vote any and all Company Shares at any time after delivery of all Company Shares to the Distribution Trust and before the Distribution. The MSF Representatives’ sole duties and obligations are set forth in Section 2.4(b). MSF shall indemnify, defend and hold harmless the MSF Representatives from and against all Liabilities for acting pursuant to the authority granted in this Section 2.4.

(b) The MSF Representatives are authorized and directed to execute and deliver all (i) Officer’s Certificates, notices, writings, documents, instruments and agreements and communications under the Distribution Trust Agreement and other Transaction Agreements. The MSF Representatives otherwise shall act for and on behalf of MSF and its shareholders as they deem necessary, desirable or expedient to effect promptly the Separation, the Distribution and all related Transactions, including regarding any contribution of Retained Shares or beneficial ownership thereof to the Company upon a Change in Control of MSF (“Transactions”) contemplated herein or in the Distribution Trust Agreement, at the earliest times, and to anything incidental to or in furtherance of the Separation, Distribution and the other Transactions and the preservation and protection of the value of the Distributed Shares. The appointment of the MSF Representatives shall survive any Change in Control of MSF, or change in MSF’s management or policies and shall terminate only upon the termination or expiration of this Agreement and the last Transaction Agreement. Any two of the MSF Representatives shall be necessary to act, but in the event there are, for any reason, less than two MSF Representatives, the remaining MSF Representative may take any action hereunder.

Section 2.5 The Distribution.

(a) On or prior to the Distribution Date, and subject to the satisfaction or waiver (to the extent waivable) of the conditions to the Separation and Distribution set forth in Section 7.1 below and in Section 4 of the Distribution Trust Agreement, the Trustee will, upon the written direction of the Company and the MSF Representatives given to the Trustee not less than five business days in advance of the Distribution Date, promptly deliver the Distributed Shares to the Distribution Agent, by book entry and written confirmation to MSF and the Company.

(b) The Distribution Agent shall effect the Distribution pursuant to the Distribution Agent Agreement, on or as soon as practicable after the Distribution Date, to each MSF Class A Stock Record Holder, one share of Class A Stock for each MSF Class A Share held as of the Record Date and, to each MSF Class B Stock Record Holder, one share of Class B Stock for each MSF Class B Share held as of the Record Date. This one-for-one distribution is the “Distribution Ratio.”

(c) The Distribution Agent shall deliver to MSF Record Holders entitled to receive Distributed Shares all required U.S. federal tax forms, including withholding forms, and forms and certifications and information required by FATCA, which the Company determines are appropriate. The Company will not pay any dividends or make any payments to such MSF shareholders until it has received such forms in form and substance satisfactory to the Company.

Section 2.6 Retained Shares. Any Company Shares distributed to MSF Subsidiaries in respect of the 1,435,954 MFS Class A Shares and the 1,224,245 MSF Class B Shares held by MSF Subsidiaries shall be included in Retained Shares for all other purposes of this Agreement. Accordingly, to maintain a pro rata distribution and to maintain the Retained Shares at no more than 19.9% of the outstanding Company Shares of each class, all Company Shares distributed in respect of MSF Shares held of record by MSF Subsidiaries shall be returned automatically by the MSF Subsidiaries immediately following the Distribution and on the same day as the

Distribution, to the Distribution Trust and shall be held in the Distribution Trust by MSF as Retained Shares. The Distribution Trust will continue to hold the Retained Shares after the Distribution Date pursuant to the Distribution Trust Agreement, pending the sale or other disposition of the Retained Shares by MSF, in accordance with Section 8.5 below and the Distribution Trust Agreement.

Section 2.7 No Change in MSF Shares. From the date hereof through the Distribution Date, MSF shall not change the number of MSF Class A Shares or MSF Class B Shares issued and outstanding. Accordingly, the numbers of Distributed Shares and Retained Shares of each class, shall not be adjusted and the Distribution Ratio shall not change, provided however, the numbers of Distributed Shares and Retained Shares may be adjusted, if necessary, for rounding differences and otherwise to preserve the one-for-one Distribution Ratio and limit the Retained Shares to no more than 19.9% of each Class of Company Shares immediately following the Distribution.

Section 2.8 Unclaimed Shares. Any Company Shares made available to the Distribution Agent that remain unclaimed, or lack any required U.S. federal income tax or FATCA forms, 180 days after the Distribution Date, shall be delivered to the Company. The Company shall hold such Company Shares for the account of the appropriate Record Holders and any such Record Holder shall look only to the Company for such Company Shares, subject to applicable escheat or other abandoned property Laws.

Section 2.9 The Voting Trust. MSF and the Company shall cooperate in the termination of the Voting Trust effective not later than the Distribution Date.

ARTICLE III

INFORMATION

Section 3.1 Access to Information.

(a) Except in the case of an adversarial Action between any MSF Entity, on the one hand, and any Company Entity, on the other hand (which shall be governed by such discovery rules as may be applicable thereto), and subject to Section 3.2, each of MSF and the Company, on behalf of the MSF Entities and the Company Entities, respectively, agrees to provide, or cause to be provided, to each other as soon as reasonably practicable after written request therefor, subject to applicable Laws relating to the exchange of information, and only in such manner that does not cause unreasonable disruption of such Person’s business of such Person, any information existing as of the Separation and in the possession or under the control of such Person that the requesting party reasonably needs (1) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party by applicable Laws or by Governmental Authority having jurisdiction over the requesting party, (2) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar requirements, or (3) to comply with its obligations, or confirm compliance of the other party’s obligations, under this Agreement or any other Transaction Agreement; provided, however, that (i) the requesting Person shall agree in writing to keep any information that includes proprietary, confidential or privileged information of the providing Person confidential, except to the extent that such records or documents are required to be disclosed by applicable Law or legal process, (ii) each party agrees to notify the providing

Person of any Action whereby such requesting Person might be required to disclose proprietary, confidential or privileged information, so that the providing Person may seek a protective order, and (iii) in the event that any party determines that any such provision of information could be commercially detrimental, violate any applicable Law or provision of any material Contract, or waive any attorney-client privilege, the parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

(b) Following the Distribution Date, each party shall make its and its Group’s employees reasonably available to the other party during normal business hours and on reasonable notice to discuss any information provided hereunder.

Section 3.2 Privilege. The provision of any information pursuant to this Article III will not be deemed a waiver of any privilege, including privileges arising under or related to the attorney-client privilege or any other applicable privilege (a “Privilege”). Following the Separation, neither the Company or any other member of the Company Group, on the one hand, nor MSF or any other member of the MSF Group, on the other hand, will be required to provide any information pursuant to this Article III, if the provision of such information would serve as a waiver of any Privilege afforded such information.

Section 3.3 Record Retention. To facilitate the exchange of information pursuant to this Article III and other provisions of this Agreement after the Separation, the parties shall use their commercially reasonable efforts to retain all information in their respective possession or control in accordance with their respective policies as in effect prior to the Separation, or as thereafter amended generally consistent with this Article III. Neither party shall destroy, nor permit any other members of its Group to destroy, any information that the other party may have the right to obtain pursuant to this Agreement prior to the sixth anniversary of the date of this Agreement without first using its reasonable efforts to notify the other party of the proposed destruction and giving the other party the opportunity to take possession of such information prior to such destruction; provided, however, that in the case of any information relating to Taxes or employee benefits, such period shall be extended to the expiration of the applicable statute of limitations (giving effect to any extensions thereof); provided further, however, neither party shall destroy, nor permit any member of its Group to destroy, any information required to be retained by applicable Law.

Section 3.4 Ownership of Information. Any information owned by either the Company Group or the MSF Group that is provided to a requesting party pursuant to Section 3.1 shall be deemed to remain the confidential property of the providing party. Unless specifically set forth herein or in any Transaction Agreement, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such information.

Section 3.5 Reimbursement for Providing Information. The party requesting information hereunder shall reimburse the party providing such information for the reasonable costs, if any, of preparing and delivering such information, to the extent that such costs are incurred for the benefit of the requesting party. Except as may be otherwise specifically provided elsewhere in this Agreement or in any other agreement between the parties, such costs shall be computed in accordance with the providing party’s standard methodology and procedures.

Section 3.6 Limitation of Liability. No party shall have any liability to any other party in respect of information exchanged or provided pursuant to this Article III, provided that the providing party shall be responsible for any untrue statement or alleged untrue statement of a material fact, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IV

EMPLOYEE MATTERS

Section 4.1 Allocation of Employment of Certain Employees. Schedule 4.1 sets forth (1) those employees of a member of the Company Group that are to be employees of the MSF Group after the Separation (such employees, the “MSF Group Employees”), and (2) those employees of a member of the MSF Group that are to be employees of the Company Group after the Separation (such employees, the “Company Group Employees”). As of the Separation, the MSF Group Employees shall cease to be employees of the Company Group and shall become employees of the MSF Group, as determined by MSF, and the Company Group Employees shall cease to be employees of the MSF Group and shall become employees of the Company Group, as determined by the Company. Any employment records of MSF Group Employees maintained by the Company Group shall be transferred to MSF, and any employment records of Company Group Employees maintained by the MSF Group shall be transferred to the Company.

Section 4.2 No Third Party Beneficiaries. Nothing in this Article IV shall (1) limit the right of a party to terminate or suspend the employment of any employee, whether before, on or after the Separation, (2) be deemed to modify any rights or benefits of any participant or eligible employee under any employee benefit plan, (3) prevent a party from amending or terminating any employee benefit, incentive or deferred compensation plan, (4) require a party to sponsor, maintain or contribute to any particular employee benefit plan, program or arrangement or to provide or continue any particular benefit to employees, or (5) be construed as providing any rights to any employee or dependent, participant or any other Person, whether as a third party beneficiary or otherwise with respect to the matters set forth in this Article IV.

ARTICLE V

TAX MATTERS

Section 5.1 Tax Treatment of the Distribution. For U.S. federal and applicable state Income Tax purposes, the parties intend the Distribution to be treated as a distribution of Company stock that is non-taxable to MSF shareholders under section 355(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

Except as required as a result of a Final Determination, none of MSF, the Company, nor their respective Subsidiaries or Affiliates, shall take any position inconsistent with the foregoing treatment. “Final Determination” means the final resolution of liability for any Income Tax, which resolution may be for a specific issue or adjustment or for a taxable year or period, by (1) IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the Laws of a state or local taxing jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final

Determination to the extent that it reserves (whether by its terms or by operation of Law) the right of the taxpayer to file a claim for refund or the right of the Tax authority to assert a further deficiency in respect of such issue or adjustment or for such taxable period (as the case may be); (2) a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (3) a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Laws of a state or local taxing jurisdiction; (4) any allowance of a refund or credit in respect of an overpayment of Income Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing such Income Tax; or (5) any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the parties.

Section 5.2 Distribution-Related Proceedings.

(a) MSF shall notify the Company in writing of any communication with respect to any pending or threatened Distribution-Related Proceeding no later than 10 Business Days after MSF or any of its Subsidiaries or Affiliates first receives written notice thereof. MSF shall include with such notification a true, correct and complete copy of any written communication, and an accurate and complete written summary of any oral communication, received by MSF or any of its Subsidiaries or Affiliates. “Distribution-Related Proceeding” means any audit or other examination, or judicial or administrative claim, action or proceeding relating to actual or claimed liability for, or refunds or adjustments with respect to, Income Taxes of MSF shareholders, in which the Internal Revenue Service, another Tax authority or any other party asserts a position that could reasonably be expected to adversely affect the intended treatment of the Distribution set forth in Section 5.1.

(b) In the event of any Distribution-Related Proceeding, (1) MSF shall consult with the Company reasonably in advance of taking any significant action in connection with such proceeding, (2) MSF shall consult with the Company and offer the Company a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such proceeding, (3) MSF shall defend such proceeding diligently and in good faith, (4) the Company shall be entitled to participate in such proceeding with counsel of its own choosing and receive copies of any written materials relating to such proceeding received from the relevant Tax authority, (5) MSF shall not settle, compromise or abandon any such proceeding without obtaining the prior written consent of the Company, and (6) MSF shall indemnify and hold harmless the Company and the Company Group from and against all Distribution-Related Proceedings and findings thereof, including any resulting Taxes or payments to any Governmental Authority outside the United States.

(c) Notwithstanding anything to the contrary herein, in the event of a conflict between the procedures set forth in this Section 5.2 and Section 6.4, the provisions of this Section 5.2 shall govern.

ARTICLE VI

MUTUAL RELEASES; INDEMNIFICATION

Section 6.1 Mutual Release of Pre-Separation Claims.

(a) Except as provided in Section 6.1(c), effective as of the Separation, MSF for itself and on behalf of each MSF Entity, irrevocably releases and forever discharges and holds harmless each Company Entity from any and all liabilities whatsoever owing to any MSF Entity, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Separation, whether or not known as of the Separation, including in connection with the Separation and Distribution and all other activities to implement the Separation and Distribution.

(b) Except as provided in Section 6.1(c), effective as of the Separation, the Company for itself and on behalf of each Company Entity, irrevocably releases and forever discharges and holds harmless each MSF Entity from any and all liabilities whatsoever owing to any Company Entity, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Separation, whether or not known as of the Separation, including in connection with the Separation and Distribution and all other activities to implement the Separation and Distribution.

(c) Nothing contained in Sections 6.1(a) or (b) shall impair any right of any Person to enforce this Agreement, including, without limitation, the indemnification obligations set forth in Sections 6.2 and 6.3, any other Transaction Agreement or any Contract between any Company Entity and any MSF Entity that does not terminate as of the Separation, in each case in accordance with its terms. In addition, nothing contained in Sections 6.1(a) or (b) shall release any Person from:

(1)	any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to any Company Entity or MSF Entity, as the case may be, in accordance with, or any other liability of such Person under, this Agreement or any other Transaction Agreement;

(2)	any Liability, the release of which would result in the release of any Person other than a MSF Entity or a Company Entity or their respective directors, officers, employees, agents and representatives; provided that the parties shall not bring any Action or permit any of their Subsidiaries or Affiliates to bring any Action against any Person with respect to any Liability to the extent that such Person would be released with respect to such Liability by this Section 6.1 but for the provisions of this clause (3);

(3)	any deposit Liabilities or Intergroup Indebtedness, if any, due and owing to the MSF Group or the Company Group up to and through the Separation as a result of banking transactions in the ordinary course of business; or

(4)	any Liability the parties may have with respect to indemnification or contribution pursuant to the Trust Agreement or any Transaction Agreement for any Actions by a third party (“Third-Party Claims”) that are subject to the indemnification provisions provided for in this Article VI, shall be governed by the provisions of this Article VI or other Transaction Agreements, as applicable; provided, that, as between the Company and MSF, the allocation indemnity and contribution Liabilities of MSF and the Company under the Trust Agreement shall be governed by Section 8.4 below.

In addition, nothing contained in Section 6.1(b) shall release MSF and any member of the MSF Group from indemnifying and advancing expenses to the fullest extent permitted by applicable Law to any director, officer, employee or agent of the Company or a Company Entity who was a director, Trustee, officer, employee or agent of any member of the MSF Group or any of their Affiliates on or prior to the Separation, or was or is serving, or hereafter serves, at the request of MSF, as a director, officer, employee, consultant, or agent of another corporation, partnership, joint venture, or other enterprise, against expenses, attorneys’ fees, judgments, fines, and amounts paid in settlement, actually and reasonably incurred in connection with any Action with respect to which he or she was entitled to such indemnification or advancement of expenses pursuant to then-existing obligations.

(d) The Company agrees, for itself and on behalf of each Company Entity, not to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against MSF or any MSF Entity, with respect to any Liabilities it has released expressly pursuant to this Section 6.1. MSF agrees, for itself and on behalf of each MSF Entity, not to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against the Company or any other Company Entity, with respect to any Liabilities it has released expressly pursuant to this Section 6.1.

(e) At any time, at the request of any other party, each party shall cause each other Company Entity or other MSF Entity, as applicable, to execute and deliver releases reflecting the provisions of this Section 6.1.

Section 6.2 Indemnification by MSF. To the fullest extent provided by applicable Law, MSF and each member of the MSF Group, shall indemnify, defend and hold each member of the Company Group and each of their respective present and former officers, directors, employees and agents (excluding such Persons in their capacities as MSF Group officers, directors, employees and agents), each of their heirs, legatees, executors, and other personal and legal representatives, successors and assigns of any of the foregoing, and each Person who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the

Exchange Act (collectively, the “Company Indemnified Parties”), from and against any and all Liabilities of the Company Indemnified Parties relating to, arising out of, or resulting from any of the following items (without duplication):

(1)	the operation of the business of the MSF Entities (other than any Company Entities) prior to the Separation;

(2)	the failure of any member of the MSF Group or any other Person to pay, perform or otherwise promptly discharge any Liabilities of the MSF Group, whether prior to or after the Separation;

(3)	any breach by any member of the MSF Group of this Agreement or any of the Transaction Documents;

(4)	any untrue statement or alleged untrue statement of a material fact, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, made by or on behalf of any member of the MSF Group contained in the Spin-off Registration Statement or any other registration statement, report, document filed with or provided to the SEC pursuant to the Securities Act or the Exchange Act, including a Resale Registration Statement.

Section 6.3 Indemnification by the Company. To the fullest extent permitted by applicable Law, the Company shall indemnify, defend and hold harmless each member of the MSF Group and each of their respective present and former officers, directors, employees and agents (excluding such Persons in their capacities as Company Group officers, directors, employees and agents), each of the heirs, legatees, executors, and other personal and legal representatives, successors and assigns of any of the foregoing, and each Person who controls MSF within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “MSF Indemnified Parties”), from and against any and all Liabilities of the MSF Indemnified Parties relating to, arising out of, or resulting from any of the following items (without duplication):

(1)	the operation of the business of the Company Entities prior to the Separation;

(2)	the failure of any member of the Company Group or any other Person to pay, perform or otherwise promptly discharge any Liabilities of the Company Group, whether prior to or after the Separation;

(3)	any breach by any member of the Company Group of this Agreement or any of the Transaction Documents; and

(4)	any untrue statement or alleged untrue statement of a material fact, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, made by or on behalf of any member of the Company Group contained in the Spin-off Registration Statement or any other document filed with or provided to the SEC pursuant to the Securities Act or the Exchange Act, including a Resale Registration Statement.

Section 6.4 Indemnification Procedures.

(a) A Person entitled to indemnification under this Article VI (an “Indemnified Party”) shall give written notice (a “Notice of Claim”) to the party required to indemnify the Indemnified Party (the “Indemnifying Party”) within 20 Business Days after the Indemnified Party has knowledge of any Third-Party Claim or other event that reasonably could be expected to give rise to a right of indemnification under this Agreement. No failure to give such Notice of Claim shall affect the indemnification obligations of the Indemnifying Party hereunder, except to the extent that such failure actually prejudiced such Indemnifying Party’s ability to successfully defend the matter giving rise to the claim. The Notice of Claim shall state the nature of the claim, the estimated amount of the Liability, if known, and the method of computation thereof, all with reasonable particularity and containing a reference to the provisions of this Agreement under which such right of indemnification is claimed or arises.

(b) The obligations of an Indemnifying Party under this Article VI with respect to Liabilities arising from Third-Party Claims shall be governed by and contingent upon the following additional terms and conditions:

(1)	The Indemnified Party at the time it gives a Notice of Claim to the Indemnifying Party of the Third-Party Claim shall advise the Indemnifying Party that the Indemnifying Party shall be permitted, at its option, to assume and control the defense of such Third-Party Claim at its expense and through counsel of its choice reasonably satisfactory to the Indemnified Party if (1) it gives written notice of its intention to do so to the Indemnified Party within 20 Business Days of its receipt of the Notice of Claim, (2) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief, (3) settlement of or an adverse judgment with respect to the Third-Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests or the reputation of the Indemnified Party, and (4) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently.

(2)

In the event the Indemnifying Party exercises its right to undertake the defense against any such Third-Party Claim in accordance with this Section 6.4, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the

Indemnifying Party all witnesses and Information in its possession or under its control relating thereto as is reasonably requested by the Indemnifying Party; provided, however, if the defendants in any Action include both the Indemnified Party and the Indemnifying Party and such Indemnified Party concludes in good faith that counsel selected by the Indemnifying Party has a conflict of interest because of the availability of different or additional defenses to such Indemnified Party, such Indemnified Party shall have the right to select separate counsel reasonably acceptable to the Indemnifying Party to participate in the defense of such Action on its behalf, at the expense of the Indemnifying Party; provided, further, that such Indemnifying Party shall not, in connection with any one such Action or separate but substantially similar or related Actions, be liable for the reasonable fees and expenses of more than one separate counsel (in addition to any local counsel).

(3)	Notwithstanding the foregoing, the Indemnified Party, during the period the Indemnifying Party is determining whether to elect to assume the defense of a matter covered by this Section 6.4(b), may take such reasonable actions, at the Indemnifying Party’s expense, as it deems necessary to preserve any and all rights with respect to the defense of such matter, without such actions being construed as a waiver of the Indemnified Party’s rights to defense and indemnification pursuant to this Agreement. In the event the Indemnified Party conducts the defense against any such Third-Party Claim, the Indemnified Party shall keep the Indemnifying Party timely and fully informed of the defense and the status, and the Indemnifying Party (1) shall cooperate with the Indemnified Party in such defense and make available to it all such witnesses and Information in its possession or under its control relating thereto as is reasonably requested by the Indemnified Party and (2) may participate by its own counsel and at its own expense in the defense of such Third-Party Claim.

(c) In no event shall an Indemnified Party admit any Liability with respect to, or settle, compromise or discharge, any Third-Party Claim without the Indemnifying Party’s prior written consent; provided, however, that the Indemnified Party shall have the right to settle, compromise or discharge such Third-Party Claim without the consent of the Indemnifying Party if the Indemnifying Party and its directors and officers, employees and agents and Affiliates are completely and irrevocably released from all Liability with respect to, or arising from, the matters that relate to the Third-Party Claim.

(d) Any Liability that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnified Party to the Indemnifying Party. Such Indemnifying Party shall have 30 days after the receipt of such notice to respond thereto. If such Indemnifying Party does not respond within such 30-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnified Party shall be free to pursue such remedies as may next be available to such party as contemplated by this Agreement and the other Transaction Agreements.

Section 6.5 Tax Effects, Insurance Proceeds, and Other Amounts.

(a) In no event shall an Indemnifying Party be liable for special, punitive, exemplary, incidental, consequential or indirect damages, or lost profits of an Indemnified Party, whether based on contract, tort, strict liability, other Law or otherwise, provided such exclusion of damages shall not apply to claims for such damages made as part of a Third-Party Claim.

(b) The amount of any loss shall be:

(1)	increased (retroactively or prospectively) to take into account any cash net Tax cost actually incurred by an Indemnified Party arising from any payments received from the Indemnifying Party (grossed up for such increase); and

(2)	reduced (retroactively or prospectively) to take into account any cash net Tax benefit actually recognized by an Indemnified Party arising from the incurrence or payment of any such loss. In computing the amount of such Tax cost or Tax benefit, an Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt or accrual of any payment with respect to any such loss or the incurrence or payment of any such loss. If an Indemnified Party shall have received or accrued the payment required by this Agreement from an Indemnifying Party and shall subsequently actually recognize any cash net Tax benefit arising from the incurrence or payment of such loss, then such Indemnified Party promptly shall pay to such Indemnifying Party a sum equal to the amount of such net Tax benefit, up to the aggregate amount of any payments received from such Indemnifying Party pursuant to this Agreement in respect of such loss.

(c) An Indemnified Party shall take all reasonable steps to mitigate a Liability upon becoming aware of any event, which could reasonably be expected to give rise to indemnity by an Indemnifying Party hereunder. Indemnification for liabilities hereunder shall be determined after taking into account and reducing the Indemnifying Party’s obligations under this Section 6.5 any indemnity, contribution or other payments received by the Indemnified Party from any third person with respect thereto.

(d) Without limiting the generality of Section 6.5(c), to the extent that any Liability that is subject to indemnification under this Agreement is covered by insurance paid by the Indemnified Party, the amount of any indemnity payment shall be reduced by the Net Insurance Proceeds of any insurance policy paid to the Indemnified Party with respect to such liability. For purposes of this Section 6.5, “Net Insurance Proceeds” means the insurance proceeds actually received, less the present value of any actual, additional, or increased premium, deductibles, co-payments, other payment obligations (including attorneys’ fees and other costs of collection) which is reasonably expected to arise as a result of the claim over the next three years, is quantifiable with reasonable certainty over the next three years, and is mutually agreed at the time any indemnity payment is made, that arises over the three years. If any Indemnified Party recovers an amount from a third Person in respect of any liability for which indemnification is provided in this Agreement after (i) the full amount of such indemnifiable Liability has been paid by an Indemnifying Party or (ii) after an Indemnifying Party has made a payment towards such indemnifiable Liability and the amount received from the third Person exceeds the remaining unpaid balance of such indemnifiable Liability, then the Indemnified Party will promptly pay to the Indemnifying Party the amount of the recovery up to the full amount of the indemnifiable Liability paid by the Indemnifying Party and shall release the Indemnifying Party from any further obligation on the indemnifiable Liability equal to the different between total recovery from a third Person, less all amounts paid by the Indemnifying Party and repaid hereunder.

Section 6.6 No Release of Insurer Obligations. An insurer or other third Person who would otherwise be obligated to defend or make payment for any liability or claim shall not be relieved of or released, in whole or in part, from such responsibility solely by virtue of this Agreement, including the indemnification and contribution provisions of this Agreement or have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third Person shall be entitled to a benefit it would not be entitled to receive in the absence of the indemnification provisions hereof.

Section 6.7 Subrogation. In the event of payment by or on behalf of any Indemnifying Party to any Indemnified Party in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right, defense or claim relating to such Third-Party Claim. Such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in enforcing and pursuing any subrogated right, defense or claim.

Section 6.8 Joint Defense and Cooperation. With respect to any Third-Party Claim in which both parties are, or reasonably may be expected to be, named as parties, or that otherwise implicates both parties in a material fashion, the parties shall reasonably cooperate with respect to such Third-Party Claim and if the parties agree, maintain a joint defense in a manner that will preserve applicable Privileges.

Section 6.9 Survival of Rights and Obligations. The rights and obligations of each Indemnified Party under this Article VI shall survive the Separation as well as the Distribution, any sale or other transfer by any party of any assets or businesses or the delegation, assignment, assumption or novation by it of any liabilities, as well as the sale or disposition of any Retained Shares.

ARTICLE VII

CONDITIONS TO THE SEPARATION AND DISTRIBUTION

Section 7.1 Conditions to the Separation and Distribution. In no event shall the Separation and Distribution occur unless the following conditions shall have been satisfied or waived (to the extent permitted by applicable Law) by the Company:

(1)	each of the material Transaction Agreements shall be in full force and effect and the parties thereto shall have performed or complied with all of their respective covenants, obligations and agreements contained herein and therein and as required to be performed or complied with, on or prior to the Distribution Date;

(2)	all third party consents and waivers, as to material Contracts or required for the Separation and Distribution shall have been obtained and shall be in full force and effect;

(3)	the Spin-off Registration Statement shall have been declared effective by the SEC, and no stop-order shall be in effect with respect thereto;

(4)	MSF and the Company shall have received a tax opinion from Jones Day that the Separation and Distribution should be treated as a distribution of Company Shares that is non-taxable to MSF shareholders under Section 355(a) of the Code for U.S. federal income tax purposes; and

(5)	all Government Approvals required of United States federal and state authorities shall have been received, and shall be in full force and effect.

ARTICLE VIII

FURTHER ASSURANCES AND ADDITIONAL COVENANTS

Section 8.1 Further Assurances.

(a) In addition to the terms and actions specifically provided for in this Agreement and the other Transaction Agreements, each of the parties shall use its reasonable efforts, prior to, on and after the Distribution Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws and Contracts to consummate and make effective the transactions contemplated herein and in the Transaction Agreements.

(b) Without limiting the generality of Section 8.1(a), prior to, on and after the Distribution Date, without any further consideration, the parties shall, and shall cause their respective Groups and their Representatives to all commercially reasonable efforts to:

(1)	cooperate with each other to obtain all Consents necessary, appropriate or expedient to effect this Agreement and the other Transaction Agreements and the transactions contemplated herein and therein;

(2)	continue to identify transition, regulatory and other issues, and enter into such transition and other agreements and arrangements, including such consulting or other agreements, arrangements, commitments and alternatives as may be desirable to permit each party to carry on its businesses and maintain its human capital and other resources, while limiting disruptions to their respective customers and counterparties, and preserving their respective businesses;

(3)	make all filings and seek at the earliest practical time all necessary Governmental Approvals from the Federal Reserve and the OCC and other Governmental Authorities to the transactions needed to expedite the Separation and Distribution and the transactions contemplated herein and in the Transaction Agreements, and enter into any such commitments or conditions necessary thereto;

(4)	take all reasonable actions to further the transactions contemplated herein and in the Transaction Agreements, and to address efficiently any other issues as these may arise; and

(5)	provide such reasonable assurances, officer’s certificates, confirmations and other documentation required for the foregoing and otherwise required by accountants, lawyers, Governmental Authorities and other third Persons in connection with this Agreement and the transactions contemplated herein and in the other Transaction Agreements.

Section 8.2 Use of Names; Transition Trademark License.

(a) At all times from and after the Distribution Date, the MSF Group and the Company Group shall reflect accurately the historical relationship between the MSF Group and the Company Group, including in filings, reports and other documents required by applicable Law, Governmental Authorities and applicable securities exchanges.

(b) After the Distribution Date, no member of the Company Group shall use the MSF Names or MSF Marks (each as defined below), except as permitted by this Section 8.2 or otherwise agreed in writing, and except in filings, reports and other documents required by applicable Law, Governmental Authorities, or applicable securities exchanges to be filed or made publicly available.

(c) MSF hereby grants to the Company a worldwide, non-exclusive, non-transferable, non-assignable (other than to other members of the Company Group), royalty-free, fully paid-up license, with no right to sublicense (other than to other members of the Company Group), for a period of up to two years after the Distribution Date, to use the MSF Name and MSF Marks only in connection with the Company Group’s business and only in the form in which such MSF Marks were used by the Company Entities prior to the Distribution Date. Following the first anniversary through the second anniversary of the Distribution Date, the Company, for itself and its subsidiaries, shall pay MSF fees for such license equal to $400,000 or the fair market value determined by an independent third party. All such use shall be in strict accordance with the policies of MSF and the Company’s related party policies in effect as of the date of this Agreement and on terms and conditions, including pricing, which are Reg. W Compliant. To the extent the Company assigns or sublicenses the license to another member of the Company Group, the Company shall cause such member to comply with the restrictions of such license as set forth in this Section 8.2, and the terms of any such assignment or sublicense shall be Reg. W Compliant.

(d) The Company, on behalf of itself and the other members of the Company Group, acknowledges that none of them shall (1) have any right, title or interest in any MSF Name and MSF Marks (except for the license granted by Section 8.2(c)) or otherwise in writing, or (2) contest the ownership or validity of any right, title or interest of MSF or any member of the MSF Group in or to any MSF Name or MSF Mark.

(e) For purposes of this Section 8.2, “MSF Name” means “Mercantil” and “MSF Marks” means the names “Mercantil,” “Mercantil Bank” and the Mercantil logo used in signage, stationary and forms on the date hereof.

(f) MSF hereby grants to the Company and its Subsidiaries a worldwide, exclusive, non-transferable, non-assignable (other than to other members of the Company Group), a royalty-free, fully paid-up license, with no right to sublicense (other than to other members of the Company Group), for a period of up to two years after the Distribution Date, to use the internet domain name “mercantilbank.com”. MSF represents and warrants that it owns, or has the license to use and ability to sublicense, the domain name “mercantilbank.com”. MSF shall use commercially reasonable efforts to file, prosecute and maintain all related registrations and registration applications for such domain name during the term of the license. The license to use such domain name pursuant to this Section 8.2(d) shall terminate automatically upon termination of the license to use the MSF Name and MSF Marks pursuant to Section 8.2(c). Notwithstanding any such termination, MSF shall, for up to 36 months after such termination, cause the domain name “mercantilbank.com” to redirect to the domain name designated by the Company and redirect any email sent to the “mercantilbank.com” domain to the email domain designated by the Company. MSF and the Company agree that all content on “www.mercantilbank.com” is owned and shall remain owned after the Distribution, solely by the Company and its subsidiaries.

Section 8.3 Licenses. Each party shall cause the appropriate members of its Group to prepare, file and obtain all Governmental Approvals from applicable Government Authorities necessary or expedient to effect the Separation and Distribution and the other transactions contemplated hereby, as may be necessary or advisable in connection with the transactions contemplated by this Agreement and the other Transaction Agreements. The Company Group and the MSF Group shall cooperate and use all commercially reasonable efforts in such matters.

Section 8.4 Allocation of Costs and Expenses. Except as otherwise provided in Section 8.5 (Registration Rights) and Section 9.5 (Dispute Resolution), the Transaction Documents, any other agreement between the parties relating to the Separation or the Distribution, or as otherwise agreed between the parties, each party shall pay its own costs and expenses, including legal fees and expenses, incurred in connection with the preparation of this Agreement, the Transaction Documents and the Separation and Distribution. As between the Company and MSF, and without affecting the terms of the Distribution Trust Agreement, the Company and MSF shall equally share the fees and expenses of the Trustee, including legal fees and expenses, provided that any contribution or indemnity payable to the Trustee pursuant to the Distribution Trust Agreement shall be determined by the relative knowledge and fault of the Company and MSF, the ability of the Company or MSF to prevent the act or omission giving rise to the Trustee’s claim, and the relative benefits received by the Company and MSF, respectively

Section 8.5 Disposition of Company Shares; Registration Rights.

(a) MSF will use all commercially reasonable efforts to sell or dispose of the Retained Shares as provided in the Distribution Trust Agreement, including Section 5 of the Distribution Trust Agreement. From the Delivery Date until the 90th day following the Effective Time, or such earlier date as the Company may authorize by an Officer’s Certificate delivered to the Trustee, MSF may transfer Retained Shares, only to the Company, provided such transfers are made pursuant to available exemptions from registration under the Securities Act, and provided further that any such transferees are restricted from any transfers of such Retained Shares until, upon and after the 90th day after the Effective Time (the “90th Day”) and then only pursuant to (i) an effective registration statement under the Securities Act as to which no stop orders are in effect or (ii) available exemptions from registration under the Securities Act.

(b) Upon and following the 90th Day, MSF or the MSF Representatives may direct the transfer by written notice to the Trustee and the Company to any underwriter or placement or other agent for disposition of Retained Shares pursuant to (i) an effective registration statement under the Securities Act as to which no stop order is in effect or (ii) available exemptions from registration under the Securities Act, in each case subject to the Transfer Restrictions.

(c) In addition to the securities law restrictions in preceding paragraphs (a) and (b) of this Section, MSF may transfer Retained Shares held by the Trust (i) in transactions to its affiliates, pursuant to exemptions from registration under the Securities Act prior to the Distribution Date and subject to Federal Reserve Regulation K (“Reg. K”) and Reg. Y non-objection or approvals, or waivers thereof from the Federal Reserve, (ii) pursuant to one or more Company registration statements that have been declared effective by the SEC, (iii) in transactions where no transferee or associated group of transferees would receive more than 2% of the outstanding Company voting securities of any class, (iv) in transactions where the transferee controls more than 50% of the Company’s outstanding voting securities without transfer from or at the direction of MSF, (v) as to contribution of all remaining Retained Shares to the Company effective immediately, prior to a Change in Control of MSF or in other transactions where the Federal Reserve has no objections. MSF or the MSF Representatives shall notify the Trustee and the Company in writing of any intended transfer, except a contribution contemplated by Section 8.5(c)(v) and Section 8.5(d), whereupon notice shall be given promptly following such contribution of Retained Shares held by the Distribution Trust herein and confirm in such writing MSF’s compliance with this Section 8.5 and the Distribution Trust, not less than 15 Business Days prior to any such transfer. The Company shall notify the Federal Reserve of any such disposition.

(d) In order to preserve and protect the value of the Distributed Shares and Retained Shares, all of MSF’s rights, title and interest, including beneficial interest in the Retained Shares held at any time in the Trust or otherwise, and whether before or after the Distribution, shall ipso facto and automatically be contributed by MSF to the Company and held by the Trustee for the sole benefit of the Company, effective immediately prior to any Change in Control of MSF. The foregoing shall be effective regardless of the form or duration of such actions, events or Laws, and whether or not specific to MSF and/or to other financial institutions, and shall include events, actions and Laws that are more general in nature or effect. The MSF Representatives then able to act, which may be one or more persons, and the Company’s Board of Directors may determine, by mutual written agreement, within 60 days after an apparent Change in Control, that no Change in Control had occurred and, that as a result of such mistake, the Change in Control and contribution of Retained Shares to the Company, shall be deemed rescinded ab initio and be of no force or effect. Upon such determination and agreement, with the non-objection of the Federal Reserve, and delivery of appropriate Officer’s Certificates of MSF and the Company to the Trustee, provided the Retained Shares would be Registrable Shares and are returned to and held by the Distribution Trust on behalf of MSF in accordance with the Distribution Trust Agreement.

(e) Retained Shares, if any, held by the Trust on the Trust Termination Date, shall be delivered to MSF and the respective MSF Subsidiaries, if any, that are Record Holders, or with the Company’s written consent, to any designee of MSF, in accordance with the Separation Agreement and pursuant to written direction delivered to the Trustee and the Company at any time before or after the Delivery Date, subject to Federal Reserve non-objection confirmed by an Officer’s Certificate from MSF. Absent express Federal Reserve non-objection confirmed by Officer’s Certificates from the Company and the MSF Representatives to the Trustee, in no event shall more than an aggregate of (i) 4.9% of the then outstanding shares of Company Class A Stock and (ii) 4.9% of the then outstanding shares of Company Class B Stock otherwise be returned to MSF and MSF Subsidiaries, and MSF or the MSF Representatives and the Company shall determine the disposition of any Company Shares in excess of such amounts. As between the Trustee and the Company, the Company shall be solely responsible for all such matters, and shall confirm such matters to the Trustee by an Officer’s Certificate.

(f) No interests in the Trust or the Company Shares held in the Trust may be transferred or disposed of, except as provided herein and in the Trust Agreement and the Registration Rights Agreement. The Retained Shares are restricted securities under the Securities Act and have not been registered for resale, transfer or disposition. Any Distributed Shares held by Affiliates of the Company, including Company directors and executive officers, and for so long as MSF may be an Affiliate of the Company following the Separation and Distribution, Company Shares held by MSF and its directors, executive officers and controlling person (collectively, “Affiliate Shares”) also are restricted securities under the Securities Act and have not been registered for resale, transfer or other disposition. Affiliate Shares, including any Retained Shares, cannot be transferred sold or disposed of by any such Persons absent an effective registration of such shares under the Securities Act as to which no stop order is in effect or pursuant to available exemptions from registration under the Securities Act. Section 5 of the Trust Agreement contains other restrictions on transfer of the Retained Shares, all of which are incorporated herein by this reference.

(g) The Company shall maintain, and cause its transfer agent and registrar to, maintain transfer restrictions, including restrictive legends on all Affiliate Shares and Retained Shares in the form attached as Exhibit 1 hereto.

(h) The Company and MSF shall enter into a registration rights agreement (the “Registration Rights Agreement”) providing for the registration with the SEC of the offering and sale of the Retained Shares. Registrable Shares (“Registrable Shares”) mean all Retained Shares, as provided in the Registration Rights Agreement, except that Retained Shares will cease to be Registrable Shares, as provided in the Registration Rights Agreement, including upon the earliest to occur of the following: (i) the sale of such shares pursuant to a registration statement, SEC Rule 144 or other exemptions from registration; or (ii) such shares become eligible for resale by its holder under SEC Rule 144 without volume limitations). The Registration Rights Agreement shall provide for the following:

(1)	“piggyback” registration rights, pursuant to which, in lieu of its obligations under Section 8.5(g)(2), if the Company notifies MSF of its determination to prepare and file with the SEC a registration statement under the 1933 Act relating to an offering for its own account under the Company Shares within 120 days of the Distribution Date or thereafter, other than on SEC registration statement Forms S-4 or S-8 or their then-equivalent forms, MSF will have certain rights to have included in such piggyback registration statement (each a “Piggyback Registration Statement”) such part of such Registrable Shares as are permitted by the Registration Rights Agreement and the underwriters of the offering;

(2)	resale registration rights, pursuant to which the Company shall use its commercially reasonable efforts to file, a registration statement on Form S-3, Form S-1, or other applicable form with the SEC, a “Resale Registration Statement”) to register the resale, from time to time, by MSF of all Registrable Shares not registered under a Piggyback Registration Statement or otherwise sold or disposed of by MSF;

(3)	customary provisions relating to each party’s respective responsibility under anti-fraud provisions of the securities Laws for information furnished by a party for use in a Resale Registration Statement or Piggyback Registration Statement, and customary indemnification and contribution provisions, and other customary underwriting agreement provisions, including lock-up provisions applicable to the Company and certain of its shareholders;

(4)	provisions allocating to the Company and MSF, expenses incurred under the Registration Rights Agreement; and

(5)	provisions prohibiting MSF from offering, selling, or otherwise disposing of Registrable Shares other than in compliance with applicable Law (including Laws regulating insider trading), this Agreement, the Distribution Trust Agreement and the Registration Rights Agreement, and the Company’s policy on insider trading of Company Shares.

(i) MSF and the Company shall cooperate, and shall cause their affiliates to cooperate, in the preparation and amendment of any registration statements contemplated by this Section 8.5, and with any underwriters or agents in the sale or disposition of Retained Shares, including executing such documents, instruments, filings and agreements, including lock-up agreements, as may be necessary or appropriate to the offer and sale of Company Shares, including Retained Shares.

(j) In the event of a conflict or inconsistency between this Section 8.5 and the Registration Rights Agreement, the Registration Rights Agreement shall be determinative and control.

Section 8.6 Confidentiality.

(a) For purposes of this Section 8.6, any information, material, or documents relating to the business of the Company currently or formerly conducted, or proposed to be conducted, by any member of the Company Group furnished to or in possession of any member of the MSF Group, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda, or other documents prepared by any member of the MSF Group or their respective officers, directors and Affiliates, that contain or otherwise reflect such information, material or documents is hereinafter referred to as “Company Confidential Information.” Notwithstanding the foregoing, “Company Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (1) is or becomes generally available to the public, other than as a result of a use or disclosure by any member of the MSF Group or its Representatives not otherwise permissible hereunder, (2) MSF can demonstrate was or became available to such member of the MSF Group from a source other than the Company Group or its Representatives, or (3) is developed independently by such member of the MSF Group without reference to Company Confidential Information; provided, however, that, in the case of clause (2), the source of such information was not known by such member of the MSF Group to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company or any member of the Company Group with respect to such information.

(b) For purposes of this Section 8.6, any information, material, or documents relating to the business of MSF currently or formerly conducted (other than the business of the Company Group), or proposed to be conducted, by any member of the MSF Group furnished to or in possession of any member of the Company Group, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda, or other documents prepared by any member of the Company Group or their respective officers, directors and Affiliates, that contain or otherwise reflect such information, material or documents is hereinafter referred to as “MSF Confidential Information.” Notwithstanding the foregoing, “MSF Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (1) is or becomes generally available to the public, other than as a result of a use or disclosure by any member of the Company Group or its Representatives not otherwise permissible hereunder, (2) the Company can demonstrate was or became available to such member of the Company Group from a source other than the MSF Group, or (3) is developed independently by such member of the Company Group without reference to the MSF Confidential Information; provided, however, that, in the case of clause (2), the source of such information was not known by such member of the Company Group to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, MSF or any member of the MSF Group with respect to such information.

(c) From and after the Separation, and except as provided by this Agreement or any Transaction, including Section 8.6(e) of this Agreement, MSF shall not, and shall cause the other members of the MSF Group and their respective officers, directors, employees, and other agents and Representatives, not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than Representatives of such Person who reasonably need to know such information in providing services to any member of the MSF Group or use or otherwise exploit for its own benefit or for the benefit of any third party, any Company Confidential Information (as defined below). If any uses or disclosures are made in connection with providing services to any member of the MSF Group under this Agreement or any Transaction Document, then the Company Confidential Information so used or disclosed shall be used only as required to perform the services. The MSF Group shall use the same degree of care to prevent and restrain the unauthorized use or disclosure of the Company Confidential Information as they currently use for their own confidential information of a like nature, but in no event less than a reasonable standard of care.

(d) From and after the Separation, subject to Section 8.7(c) and except as contemplated by this Agreement or any Transaction Agreement, the Company shall not, and shall cause the other members of the Company Group and their respective officers, directors, employees, and other agents and Representatives, not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than Representatives of such Person who reasonably need to know such information in providing services to the Company or any member of the Company Group or use or otherwise exploit for its own benefit or for the benefit of any third party, any MSF Confidential Information (as defined below). If any uses or disclosures are made in connection with providing services to any member of the MSF Group under this Agreement or any Transaction Document, then the MSF Confidential Information so used or disclosed shall be used only as required to perform the services. The Company Group shall use the same degree of care to prevent and restrain the unauthorized use or disclosure of the MSF Confidential Information as they currently use for their own confidential information of a like nature, but in no event less than a reasonable standard of care.

(e) If a member of the MSF Group, on the one hand, or a member of the Company Group, on the other hand, or their respective Representatives are requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) by any Governmental Authority or pursuant to applicable Law to disclose or provide any Company Confidential Information or MSF Confidential Information, as applicable, the Person receiving such request or demand shall provide the other party with written notice of such request or demand as promptly as practicable under the circumstances and seek an appropriate protective or confidentiality order or similar protection from public disclosure. The party receiving such request or demand agrees to take, and cause its Representatives to take, at the requesting party’s expense, all other reasonable steps necessary to obtain confidential treatment by the recipient. Subject to the foregoing, the party that received such request or demand may thereafter disclose or provide any Company Confidential Information or MSF Confidential Information, as the case may be, to the extent required by such Law (as so advised by counsel) or by lawful process or such Governmental Authority, provided it uses commercially reasonable efforts to obtain a protective order or confidential treatment of the Confidential Information.

Section 8.7 Non-Competition and Non-Solicitation.

(a) Except as expressly provided by this Agreement or the Transaction Agreements, during the five-year period immediately following the Distribution Date, the MSF Group shall not, directly or indirectly through another Person, own, manage, operate, control, participate in, or otherwise carry on, domestic, international, personal and commercial banking services, including investment, trust, fiduciary, and estate planning (the “Covered Business”) in the United States and its territories, except:

(1)	the ownership by any member of the MSF Group of less than 5% of the outstanding shares of voting securities (as defined in Reg. Y, assuming the conversion, exercise or exchange of any securities or instruments that provide conversion, exchange or other rights to acquire voting securities) of any entity engaged in the Covered Business listed on a national securities exchange or publicly traded in the over-the-counter market;

(2)	if any third Person not a member of the MSF Group as of the Distribution Date, which owns or conducts a Covered Business in the United States prior to any ownership in MSF or any MSF Group member acquires, directly or indirectly, prior to the fifth anniversary of the Distribution Date, beneficial ownership of 50% or more of the voting securities of MSF (including by way of merger or any other business combination) or all or substantially all assets of MSF, then, nothing in this Agreement shall be a limitation on any activities of such acquiring party or its Affiliates, other than MSF Entities, upon and following such acquisition;

(3)	any Subsidiary or business sold or otherwise disposed of by any member of the MSF Group prior to an event described in Section 8.7(a)(2) shall no longer be subject to the provisions of this Agreement (and neither MSF nor any other Person shall be subject to the provisions of this Agreement with respect to such former Subsidiary or business); provided, that such Subsidiary or business (and MSF with respect thereto) shall not be so released if any member of the MSF Group in MSF or any MSF Group member retains an interest of 20% or more in such Subsidiary or business;

(4)	MSF may establish and maintain one or more wholly-owned subsidiaries in the United States solely to provide services to members of the MSF Group outside the United States (the “MSF Services Company”); and

(5)	purchase or sell marketable securities of U.S. issuers subject to the limitations of Section 8.7(a)(1), or participation as a purchase of non-controlling interests in syndicated loans originated in the United States.

(b) Except as expressly contemplated by this Agreement or the Transaction Agreements, during the five-year period immediately following the Separation, the MSF Group shall not, on its own behalf or on behalf of any other Person, directly or indirectly, solicit or attempt to solicit for hire any person who is then an employee of the Company Group; provided, however, that the prohibition against solicitation shall not apply to (i) solicitations made to the general public (e.g., newspaper or similar advertisements) not specifically addressed to any such employee or solicitations by recruiting firms retained by the MSF Group not specifically directed at the employees of the Company Group, to (ii) resignations of Company Group employees who accept employment with the MSF Services Company or (iii) as the Company or MSF may otherwise agree.

(c) Except as expressly contemplated by this Agreement or the Transaction Agreements, during the five-year period immediately following the Separation, the MSF Entities shall not, directly or through another Person, solicit or attempt to solicit any Person or entity who was a customer of the Company Entities for any Covered Business in the United States or its territories.

(d) This Section 8.7 is not intended to, and shall not restrict the MSF Entities or the Company Entities from referring customers to each other, or from serving customers who do business or who may do business with both MSF Entities and Company Entities.

Section 8.8 Insurance Policies. MSF and the Company shall, and shall cause each member of the MSF Group and the Company Group, respectively, to timely notify their respective insurers and bonding companies of this Agreement and the transactions contemplated hereby. The MSF Group and the Company Group shall cooperate in obtaining “tail” and other insurance and bond coverages that are deemed appropriate and cost efficient. The MSF Group and the Company Group shall cooperate to obtain, at mutually beneficial prices, separate insurance coverages upon and following the Separation.

Section 8.9 Cayman Bank. MSF and its subsidiaries will sell, and the Company and its subsidiaries will purchase, 100% of the stock of Mercantil Bank and Trust Limited (Cayman) (the “Cayman Bank”) in a format, and upon terms, conditions and price that are mutually acceptable to MSF and the Company (the “Cayman Bank Sale”), subject to the receipt of all necessary Governmental Approvals and Consents. MSF and the Company will, and will cause their applicable subsidiaries to, preserve the Cayman Bank’s business and preserve the customer relationships with the Cayman Bank, and will include confidentiality, nonsolicitation and noncompetition provisions similar to the nonsolicitation and noncompetition provisions in this Agreement. The existing administration and service agreement agreements will continue until the Cayman Bank Sale is completed. Such agreements are and shall be on arms-length terms consistent with Federal Reserve, Regulation W.

Section 8.10 Compliance as an Affiliate. MSF acknowledges that it is an “affiliate” of the Company, and for so long as it is a Company affiliate or has any confidential non-public information regarding the Company or the Bank, will comply and cause its affiliates to comply, with the Company’s securities trading policies and applicable securities laws, including with respect to the sale or disposition of Retained Shares.

Section 8.11 Cooperation, Generally; etc. MSF and the Company shall cooperate to effect the Separation and Distribution and the related Transactions as promptly as possible. Following the Separation and Distribution, the parties will, and will cause their respective Affiliates to, cooperate with respect to the Separation and Distribution, and the ongoing relationships among the MSF Group and the Company Group. Among other things, such cooperation shall include:

(a) Communication and cooperation to comply with banking laws and policies, including operation consistent with Reg. Y, Reg. W and any commitments and conditions imposed by the Federal Reserve or OCC in connection with the Separation and Distribution and any requirements imposed as a result of such Governmental Authorities’ parallel banking policies;

(b) Cooperate in making all bank regulatory and SEC filings, applications, reports, notices, registration statements and providing other information required of the Company or MSF;

(c) The Company, with MSF’s cooperation, shall use all commercially reasonable efforts to file and have a registration statement, which may be a Piggyback Registration Statement, effective as provided in the Registration Rights Agreement, and cooperate in connection with any take down offerings and sales pursuant to Resale Registration Statement or a Piggyback Registration Statement or as otherwise permitted herein and Section 5 of the Trust Agreement;

(d) Executing and performing their respective obligations under the Distribution Trust Agreement and the Registration Rights Agreement, including MSF cooperation with any underwriters, purchasers or placement agents for Company Shares; and

(e) MSF shall use all commercially reasonable efforts to sell or dispose of all Retained Shares as promptly as possible, beginning 90 days after the Distribution Date and not later than the Trust Termination Date, subject to any Federal Reserve requirements.

ARTICLE IX

DISPUTE RESOLUTION

Section 9.1 General Provisions.

(a) Any dispute, controversy or claim arising out of or relating to this Agreement or the Transaction Documents or to the extent explicitly set forth in another Transaction Document, or the validity, interpretation, breach or termination thereof (a “Dispute”), shall be resolved in accordance with the procedures set forth in this Article IX, which shall be the sole and exclusive procedures for the resolution of any such Dispute unless otherwise specified below.

(b) Commencing with a request contemplated by Section 9.2, all communications between the parties or their representatives in connection with the attempted resolution of any Dispute, including any mediator’s evaluation referred to in Section 9.3, shall be deemed to have been delivered in furtherance of a Dispute settlement and shall be exempt from discovery and production, and shall not be admissible in evidence for any reason (whether as an admission or otherwise), in any arbitral, judicial or other proceeding for the resolution of the Dispute.

(c) Except as provided in Section 9.1(f) in connection with any Dispute, the parties expressly waive and forego any right to special, indirect, incidental, punitive, consequential, exemplary, statutorily-enhanced or similar damages in excess of compensatory damages, provided that any Liabilities for any such damages with respect to a Third-Party Claim shall be considered direct damages.

(d) The specific procedures set forth below, including the time limits referenced therein, may be modified by written agreement of the parties.

(e) All applicable statutes of limitations and defenses based upon the passage of time shall be tolled while the procedures specified in this Article IX are pending. The parties will take such actions, if any, required to effectuate such tolling, including executing a tolling agreement.

(f) Notwithstanding anything to the contrary contained in this Article IX, any Dispute relating to a member of the MSF Group’s rights as a shareholder of the Company pursuant to applicable Law, the Company’s articles of incorporation, or its bylaws will not be governed by or subject to the procedures set forth in this Article IX.

Section 9.2 Consideration by Senior Executives. If a Dispute is not resolved in the normal course of business at the operational level, the parties shall attempt in good faith to resolve such Dispute by negotiation between the chief executive officers of the respective business entities involved in such Dispute or their respective senior-level designees. Either party may initiate the executive negotiation process by providing a written notice to the other (the “Dispute Notice”). Fifteen days after delivery of the Dispute Notice, the receiving Party shall submit to the other a written response (the “Dispute Response”). The Dispute Notice and the Dispute Response shall include (1) a statement of the Dispute and of each party’s position, and (2) the name and title of the executive who will represent that party and of any other Person who will accompany the executive. Such executives will meet in person or by telephone within ten Business Days of the date of the Dispute Notice to seek a resolution of the Dispute. If the Dispute is not resolved in 30 days from the Dispute Response, the Dispute shall be referred to the chief executive officers of MSF and the Company within 20 days.

Section 9.3 Mediation. If a Dispute is not resolved as provided in Section 9.2 within 20 days from the referral to the MSF and Company chief executive officers, then either party may submit the Dispute for resolution by mediation pursuant to the CPR International Institute for Dispute Resolution (the “CPR”) Model Mediation Procedure as then in effect. The parties will select a mediator from the CPR Panels of Distinguished Neutrals. If the parties are unable to select a mutually agreeable mediator within 20 days following the submission of the Dispute to the CPR, the CPR shall select the mediator from the CPR Panels of Distinguished Neutrals. Either party at commencement of the mediation may ask the mediator to provide an evaluation of the Dispute and the parties’ relative positions.

Section 9.4 Arbitration.

(a) If a Dispute is not resolved by mediation as provided in Section 9.3 within 30 days of the selection of a mediator (unless the mediator chooses to withdraw sooner), either party may submit the Dispute to be finally resolved by arbitration pursuant to the CPR Rules for Non-Administered Arbitration as then in effect (the “CPR Arbitration Rules”). The parties consent to a single, consolidated arbitration for all known Disputes existing at the time of the arbitration and for which arbitration is permitted.

(b) The neutral organization for purposes of the CPR Arbitration Rules will be the CPR. The arbitral tribunal will be composed of three arbitrators, of whom each party shall appoint one in accordance with the “screened” appointment procedure provided in Rule 5.4 of the CPR Arbitration Rules. The arbitration will be conducted in Miami, Florida, U.S.A. Each party will be permitted to present its case, witnesses and evidence, if any, in the presence of the other party. A written transcript of the proceedings will be made and furnished to the parties. The arbitrators will determine the Dispute in accordance with the Laws of the State of Florida, without giving effect to any conflict of Law rules or other rules that might render such Law inapplicable or unavailable, and will apply this Agreement and the Transaction Documents according to their respective terms; provided, however, that any Dispute in respect of a Transaction Document which by its terms is governed by the law of a jurisdiction other than the State of Florida will be determined by the Law of such other jurisdiction and provided, further, however, that the provisions of this Agreement relating to arbitration will in any event be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq.

(c) The parties agree to be bound by any award or order resulting from any arbitration conducted in accordance with this Section 9.4 and further agree that judgment on any award or order resulting from an arbitration conducted under this Section 9.4 may be entered and enforced in any court having jurisdiction thereof.

(d) Except as expressly permitted by this Agreement, neither party shall commence or voluntarily participate in any court action or proceeding concerning a Dispute, except (1) for enforcement as contemplated by Section 9.4(c), (2) to restrict or vacate an arbitral decision based on the grounds specified under applicable Law, or (3) for interim relief as provided in Section 9.4(e). For purposes of the foregoing, the parties submit to the exclusive jurisdiction of the federal and State of Florida courts in the federal Southern District of the State of Florida.

(e) In addition to the authority otherwise conferred on the arbitral tribunal, the tribunal will have the authority to make such orders for interim relief, including injunctive relief, as it may deem just and equitable. Notwithstanding Section 9.4(d), each party acknowledges that in the event of any actual or threatened breach of the provisions of Section 8.2 (Use of Names), Section 8.3 (Licenses), Section 8.6 (Registration Rights), Section 8.7 (Confidentiality), and Section 8.8 (Non-Competition and Non-Solicitation), where the remedy at Law would not be adequate, and therefore injunctive temporary restraining orders or other interim relief may be sought immediately to restrain such breach or threatened breach. If the arbitral tribunal shall not have been appointed, either party may seek interim relief from a federal or State of Florida court in the federal Southern District of Florida. Upon appointment of the arbitral tribunal following any grant of interim relief by a court, the tribunal may affirm or disaffirm such relief, and the parties will seek modification or rescission of the court action as necessary to accord with the tribunal’s decision.

Section 9.5 Fees and Costs of Dispute Resolution. Each party will bear its own costs, including attorneys’ fees, incurred in connection with the resolution of any Dispute in accordance with this Article IX.

ARTICLE X

TERMINATION

Section 10.1 Termination. This Agreement may be terminated only by the mutual written agreement of MSF and the Company.

Section 10.2 Effect of Termination. In the event of any termination of this Agreement prior to the Distribution Date pursuant to Section 10.1, no party to this Agreement (or any of its Representatives) shall have any liability or further obligation to any other party or third party with respect to this Agreement.

ARTICLE XI

GENERAL PROVISIONS

Section 11.1 Definitions; Rules of Constructions.

(a) When used in this Agreement, the following terms shall have the respective meanings specified below:

“Action” means any action, claim, charge, grievance, complaint, arbitration, proceeding, review, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought or heard by or before any Governmental Authority or arbitral authority or tribunal.

“Affiliate” or “affiliated” mean, with respect to any Person, any direct or indirect Subsidiary of such Person, and any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such first Person; provided, however, from and after the Separation, no member of the Company Group shall be deemed an Affiliate of any member of the MSF Group for purposes of this Agreement and the Transaction Documents and no member of the MSF Group shall be deemed an Affiliate of any member of the Company Group for purposes of this Agreement and the Transaction Documents, except as otherwise provided herein or therein. The foregoing sentence notwithstanding, (i) MSF and members of the MSF Group and (ii) the Company and members of the Company Group shall be deemed “Affiliates” for purposes of the U.S. federal and state securities laws and the U.S. federal banking laws until the Company notifies MSF that due to reductions in MSF’s ownership of Company Shares and other relevant facts, that MSF and the MSF Entities are no longer in control of the Company and the members of the Company Group for purposes of the U.S. federal securities laws, and the Bank Holding Company Act of 1956 (the “BHC Act”) or the U.S. federal Change in Bank Control Act of 1978 (the “Change in Control Act”).

“Business Day” means Monday to Friday, except for any such day on which banking institutions in Miami, Florida or New York City are authorized or required to close.

“Change in Control” means, with respect to a Person, any change in Control for any purposes, including generally under the BHC Act, Change in Control Act, and/or United States federal securities Laws (regardless of whether the BHC Act, Change in Control Act or such securities Laws would apply to the Person taking Control or to any transaction, event or action); and also shall include (i) any takeover, acquisition, merger, consolidation, statutory or other share exchange, receivership, bankruptcy, conservatorship or other transaction, event or action of any kind, including the removal, replacement, detention, incarceration, or diminution or limitation of any kind upon the duties, authority or discretion of, any one or more of such Person’s executive officers or directors or the board of directors or any committee thereof, (ii) any other action by any Person, including attempts to exercise Control of a Person, any taking, directly or indirectly, by any Person, of any interest in Company Shares held, directly or indirectly, of record or beneficially by MSF, or (iii) the adoption or enforcement of any Law, which has the same or similar effects, regardless of the form or duration of such transactions, actions or events; and whether or not any such transactions, actions or events are specific to MSF, and/or other financial institutions, and shall include transactions, events, actions or Laws that are more general in nature or effect.

“Company Entities” means the Company and each of its Subsidiaries, excluding the Mercantil Entities.

“Company Group” means the Company Entities and, after the Separation, any Person that may become an Affiliate of the Company from time to time. Company Group excludes any member of the MSF Group.

“Company Transfer Agent” means Computershare or such other transfer agent and registrar as the Company may appoint after the Distribution.

“Computershare” means, collectively, Computershare Trust Company, N.A. and Computershare, Inc., the transfer agent and registrar for Company Shares.

“Consents” means any material consent, approval, release, substitution or amendment from any third parties, other than Governmental Approvals.

“Contract” means any written or oral agreement, arrangement, authorization, sale order, purchase order, open bid, commitment, contract, indenture, mortgage, note, instrument, evidence of indebtedness, loan, license, obligation, restriction, memorandum of understanding, letter of intent, covenant, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, assets or business, in each case, whether express or implied, including all amendments, modifications and supplements thereto and waivers and Consents thereunder.

“Control,” (with “controlled by” and “under common control with”) mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of any Person or the power to appoint or remove directors or executive officers, whether through the ownership of voting securities or otherwise, and as such terms are used in the U.S. federal securities laws, the BHC Act and the Change in Control Act.

“Distribution Trust” means the Trust established by the Distribution Trust Agreement, as amended, among MSF, the Company and TMI Trust Company, as trustee dated as of March 12, 2018.

“Distribution Trust Agreement” means the trust agreement among MSF, the Company and TMI Trust Company, as trustee, dated as of March 12, 2018 establishing the Distribution Trust.

“Exchange Act” means the Securities Exchange Act of 1934.

“Federal Reserve” means the Board of Governors of the Federal Reserve System or its delegees.

“Governmental Approvals” means any material notices, reports or other filings to be made, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.

“Governmental Authority” means any applicable executive, legislative, judicial or other governmental, quasi-governmental, civil or military, regulatory or self-regulatory authority, agency, department, board, commission, political subdivision or instrumentality, whether federal, state, local or foreign and any Person exercising or asserting the powers of any of the foregoing, and any Person owned or controlled by, or acting for or on behalf of any of the foregoing.

“Group” means the MSF Group or the Company Group, as the case may be.

“Income Taxes” means any and all Taxes that are based upon, measured by, or calculated with respect to (1) net income or profits (including, but not limited to, any capital gains, gross receipts, or minimum Tax, and any Tax on items of Tax preference, but excluding sales, use, value added, real property gains, real or personal property, transfer or similar Taxes), (2) any net worth, franchise or similar tax, or (3) any combination of clauses (1) or (2).

“Intergroup Indebtedness” means any intercompany payables, accounts, advances, loans, guarantees or other credit support, commitments and indebtedness for borrowed money from a MSF Entity and a Company Entity or from a Company Entity to a MSF Entity, other than (1) any contingent liabilities and accounts payable arising pursuant to the Transaction Agreements and (2) any agreements with respect to continuing transactions between the MSF Group and the Company Group, such as the Contracts listed on Schedule 1.6.

“Law” means any federal, state, local or foreign law (including common law), statute, code, rule, regulation, ordinance or other published requirement enacted, promulgated, issued or adopted by a Governmental Authority.

“Liabilities” mean all debts, liabilities, guarantees, damages, claims, demands, fines, judgments, penalties, commitments and obligations of any kind or nature, whether primary or secondary, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, whenever or however arising, regardless of whether these would be required by applicable accounting standards or principles to be reflected in financial statements.

“License” means any license, ordinance, authorization, permit, certificate, right, easement, variance, exemption, or franchise from any Governmental Authority.

“MSF Entities” means MSF and its Subsidiaries, excluding the Company Entities.

“MSF Group” means the MSF Entities and, after the Separation, any Person that may become an Affiliate of MSF from time to time. MSF Group excludes any member of the Company Group.

“MSF Transfer Agent” means Computershare or such other transfer agent and registrar as MSF may appoint after the Distribution.

“OCC” means the U.S. Office of the Comptroller of the Currency.

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Reg. W” means and includes U.S. Federal Reserve Act, Sections 23A and 23B, and Federal Reserve Regulation W thereunder.

“Reg. W Compliant” means that any Contract or transaction, including any “covered transaction” subject to Reg. W, between or among MSF or any member of the MSF Group and the Bank or its Subsidiaries, is compliant with Reg. W. Such compliance includes (1) permissible in amount, both singly and when considered with other covered transactions and (2) terms and under circumstances, including credit standards, that are (i) substantially the same, or at least as favorable to the Bank, as those prevailing at the time for comparable transactions with or involving nonaffiliates, and (ii) in the absence of comparable transactions, on terms and under circumstances, including credit standards, that in good faith would be offered to, or would apply to, nonaffiliates.

“Reorganization Event” has the meaning specified in Section 11.15(a).

“Representative” of Person means that Person’s agents and representatives, including accountants, attorneys, independent contractors, consultants, bankers, investment and sources of financing.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933 and the SEC rules and regulations thereunder.

“Subsidiary” or “subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture, or partnership that such Person (1) beneficially owns, either directly or indirectly, more than 50% of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests, or (iii) the capital or profit interests, in the case of a partnership; or (2) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“Taxes” means all taxes of any kind, together with interest, penalties, and other additions related to taxes, imposed by any Governmental Authority.

“Transaction Agreements” means collectively this Agreement, and all other agreements, documents, and instruments related and material to the Transactions.

“Trustee” means TMI Trust Company, as trustee under the Trust Agreement.

“Voting Trust” means the Amended and Restated Voting Trust Agreement among Mercantil Servicios Financieros, C.A., Mercantil Commercebank Holding Corporation and the Trustees to Establish The Mercantil Commercebank Voting Trust dated April 4, 2017, as amended.

(b) The words “include,” “includes,” “including” and their derivations are to be read as if they were followed by the phrase “without limitation.” The headings contained in this Agreement are for convenience of reference only and do not affect the meanings of this Agreement’s provisions. Any reference to an agreement means that agreement as amended or supplemented, subject to any restrictions on amendment contained herein or therein. Unless specified otherwise, any reference to a Law means such Law as amended or supplemented from time to time, and includes any rules and regulations promulgated thereunder, as amended or supplemented. Any reference to gender includes all genders, and the singular shall include the plural and vice versa.

Section 11.2 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile, by email (with a return receipt) or sent by recognized overnight courier to the parties at the following addresses:

If to MSF:	Luis Alberto Fernandes, Esq. Avenida Andrés Bello No. 1 Edificio Mercanti Caracas 1050, Venezuela Telephone: 58 (212) 503-1940 E-mail: lafernandes@bancomercantil.com

If to the MSF
Representatives:	Gustavo Marturet 220 Alhambra Circle 12th Floor Coral Gables, FL 33134 Telephone: (954) 415-8524 E-mail: marturetgustavo@yahoo.com

If to the Company:	220 Alhambra Circle 12 Floor Miami, Florida 33134 Attn: Millar Wilson Telephone: (305) 460-4025 E-mail: mwilson@mercantilcb.com

with copies to:	Ralph F. MacDonald, III Jones Day 1420 Peachtree Street, N.E. Suite 800 Atlanta, Georgia 30309-3053 Telephone: (404) 581-8622 E-mail: cmacdonald@jonesday.com or such other addresses, facsimile numbers or email addresses as such party may hereafter specify by like notice to the other parties. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 P.M. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 11.3 Entire Agreement. This Agreement (together with the other Transaction Agreements, the exhibits and the schedules and the other documents delivered pursuant to this Agreement) constitutes the parties’ complete understanding and agreement hereby, and supersedes all prior and contemporaneous negotiations and agreements between the parties on the matters contained in this Agreement. The provisions of this Agreement may not be explained, supplemented or qualified through evidence of trade usage or a course of dealings. In entering into this Agreement, neither party has relied upon any statement, representation, warranty or agreement of the other party except for those expressly contained in this Agreement. There are no conditions to the effectiveness of this Agreement, other than those expressly stated in this Agreement.

Section 11.4 Assignment.

(a) Except as set forth in any other Transaction Agreement, neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned, in whole or in part, by operation of Law or otherwise, by either of the parties without the prior written consent of the other party. No party may delegate any performance under this Agreement. Any purported assignment of rights or delegation of performance or obligations in violation of this Section 11.4 is void ab initio.

(b) This Agreement binds and benefits the parties and their respective permitted successors and assigns, and their heirs, legatees, and personal and legal representatives.

Section 11.5 No Restrictions on Company Changes; Cooperation.

(a) Nothing in this Agreement is intended to, or shall restrict the Company or any of its subsidiaries from approving, entering into or completing one or more mergers, consolidations, statutory or other share exchanges, stock splits, stock dividends, stock buybacks or repurchases or other actions or transactions, including reclassifications or other changes, which affect the number or rights of Distributed Shares and/or Retained Shares, whether before or after the Distribution, and/or which result in any Distributed Shares and/or Retained Shares being converted into the right solely to receive cash or other securities in respect of some or all Company Shares held (each, a “Reorganization Event”). The numbers and classes of Company Shares shall be adjusted appropriately by the Company to reflect any Reorganization Events.

(b) In the event that the Company reduces the number of Company Class A Shares (or successor voting securities) or Class B Shares or changes the classes of authorized Company Shares through one or more Reorganization Events, MSF shall, upon the effective time of any Reorganization Event, sell to the Company, such number of each class of Company Shares or successor shares, as will result in MSF holding not more than 19.9% of each class of Company Shares or successor shares then outstanding. The price to be paid by the Company for any Company Shares or shares under this Section 11.5(b) shall be the cash paid per relevant Company Share or share in the Reorganization Event. If no cash is payable in the Reorganization Event, the price shall be (i) the volume weighted average price per relevant Company Share or share during a period of at least 5 trading days preceding or following the Reorganization Event’s effective time or such other period may be specified in the Reorganization agreement or resolutions or (ii) book value per a relevant Company Share or share as of the Company’s latest quarterly reporting date, unless otherwise mutually agreed by MSF and the Company.

(c) MSF and MSF subsidiaries shall not purchase or acquire, directly or indirectly, any Company Shares at any time, except for Company Shares received in respect of Retained Shares held by such holder, solely as a result of any Reorganization Events, and any such Company Shares received in a Reorganization Event shall be subject to Section 11.5(b).

(d) MSF and the MSF subsidiaries shall cooperate with the Company in effecting Reorganization Events.

Section 11.6 No Third-Party Beneficiaries. Except for the provisions of Sections 6.2 and 6.3, nothing in this Agreement is intended to or shall confer upon any Person other than the parties any rights or remedies hereunder, whether as third beneficiaries or otherwise.

Section 11.7 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, applicable to contracts executed in and to be performed entirely within that State.

(b) All Actions and proceedings arising out of this Agreement not otherwise resolved as provided in Article IX, together with the enforcement of any judgments or orders resulting from such proceedings, shall be heard and determined in any state or federal court sitting in the Southern District of the State of Florida, and the parties hereby irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom). The parties irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. Each party hereby consents to process being served in any such action or proceeding by the delivery of a copy thereof to the addresses and set forth in Section 11.2, and each party acknowledges that such service shall constitute good and sufficient service of process or notice thereof. The consents to jurisdiction set forth in this Section 11.7(b) do not constitute general consents to service of process in the State of Florida and will have no effect for any purpose except as provided in this Section 11.7(b).

(c) Each party hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation between the parties directly or indirectly arising out of, under or in connection with this Agreement or any of the transactions contemplated hereby.

Section 11.8 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 11.9 Representations and Warranties.

(a) The Company represents and warrants to MSF that (1) the Company has full corporate power and authority to execute and deliver this Agreement and the other Transaction Agreements, (2) this Agreement and the other Transaction Agreements have been duly authorized by all necessary corporate action and have been duly executed and delivered by the Company and are binding obligations, enforceable against the Company in accordance with their respective terms, (3) none of the execution of this Agreement and the other Transaction Documents, the consummation of the Separation and Distribution, or the performance of the Company’s obligations will (i) result in a breach of the Company’s charter, bylaws, or equivalent organizational or governing documents, (2) violate any applicable Law, or except as provided in Schedule 11.9(a) hereto, (3) conflict with, result in a breach of, constitute a default under or result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice or Consent under any material Contract to which the Company or another Company Entity is a party or by which it is bound or by which any of its assets is subject.

(b) MSF represents and warrants to the Company that (1) MSF has full corporate power and authority to execute and deliver this Agreement and the other Transaction Agreements, (2) this Agreement and the other Transaction Agreements have been duly authorized by all necessary corporate action and have been duly executed and delivered by MSF and are binding obligations, enforceable against MSF in accordance with their respective terms, and no further Governmental Approvals are required in Venezuela, (3) none of the execution of this Agreement and the other Transaction Documents, the consummation of the Separation and Distribution, or the performance of MSF’s obligations will (i) result in a breach of MSF’s charter, bylaws, or equivalent organizational or governing documents, (2) violate any applicable Law, or except as provided in Schedule 11.9(b) hereto, (3) conflict with, result in a breach of, constitute a default under or result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice or Consent under any material Contract to which MSF or another MSF Entity is a party or by which it is bound or by which any of its assets is subject.

Section 11.10 No Construction Against Drafter. Each party has participated in negotiating and drafting this Agreement, so if an ambiguity or question of intent or interpretation arises, this Agreement is to be construed as if the parties had drafted it jointly, as opposed to being construed against a party because it was responsible for drafting one or more provisions of this Agreement.

Section 11.11 Amendments and Waiver. The parties may amend this Agreement only by a written agreement executed by the parties.

Section 11.12 Waivers. The parties may waive any provision in this Agreement only by a writing executed by the party against whom the waiver is sought to be enforced. No failure or delay in exercising any right or remedy, or in requiring the satisfaction of any condition, under this Agreement or any Transaction Documents, and no act, omission or course of dealing between the parties, operates as a waiver or estoppel of any right, remedy or condition. A waiver made in writing on one occasion is effective only in that instance and only for the purpose and period stated.

Section 11.13 Enforcement. The parties agree that time is of the essence in the performance of this Agreement, and that irreparable damage would occur in the event of delay, or if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to temporary restraining orders, injunctions or similar equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

Section 11.14 Consent to Jurisdiction and Venue. In the event that any party hereto commences a lawsuit or other proceeding relating to or arising from this Agreement, the parties hereto agree to the personal jurisdiction by and venue in the state and federal courts in the Federal Southern District of the State of Florida and waive any objection to such jurisdiction or venue. The parties hereto consent to and agree to submit to the exclusive jurisdiction of any of the courts specified herein and agree to accept service of process to vest personal jurisdiction over them in any of these courts.

Section 11.15 Limited Liability. Notwithstanding any other provision of this Agreement, no shareholder or Representative of either party, solely in such Person’s capacity as such, but without limiting MSF’s obligations hereunder to the Company individually, as a Company shareholder or otherwise, shall have any liability in respect of or relating to the covenants or obligations of such party under this Agreement or in respect of any securities delivered with respect hereto or thereto and, to the fullest extent legally permissible, each party, for itself and its shareholders, directors, officers and Affiliates, waives and agrees not to seek to assert or enforce any such liability that any such Person otherwise might have pursuant to applicable Law.

Section 11.16 Counterparts; etc. This Agreement may be executed in two or more identical counterparts, all of which shall constitute one and the same agreement, which will be effective when executed by each party and delivered to the other party. This Agreement may be executed and delivered electronically, by facsimile, pdf or otherwise, any of which shall have the same force and effect as a manually executed original.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective undersigned officers.

ATTEST		MERCANTIL SERVICIOS FINANCIEROS, C.A.

By:	/s/ Guillermo Ponce	By:	/s/ Luis Alberto Fernandes
Name:	Guillermo Ponce	Name:	Luis Alberto Fernandes
Title:	Corporate Secretary	Title:	General Counsel

[Corporate Seal]

ATTEST		MERCANTIL BANK HOLDING CORPORATION

By:	/s/ Julio Pena	By:	/s/ Millar Wilson
Name:	Julio Pena	Name:	Millar Wilson
Title:	Assistant Corporate Secretary	Title:	Vice Chairman and CEO

[Corporate Seal]

[Signature Page to Separation and Distribution Agreement]

EXHIBIT 1

Restrictive Legends on all Affiliate Shares and Retained Shares

1. Transfer Restrictions

The following transfer restrictions shall be maintained by the Company and its Transfer Agent.

NONE OF THE SHARES OF THE COMPANY’S SHARES OF CLASS A COMMON STOCK OR CLASS B COMMON STOCK (INDIVIDUALLY AND COLLECTIVELY, “SHARES”) HAVE BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 (THE “FEDERAL SECURITIES LAWS”), OR THE SECURITIES, OR “BLUE SKY,” LAWS OF ANY STATE OR OTHER DOMESTIC OR FOREIGN JURISDICTION. NEITHER THESE SHARES NOR ANY INTEREST THEREIN MAY BE SOLD, PLEDGED, HYPOTHECATED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO A REGISTRATION STATEMENT IN EFFECT UNDER THE FEDERAL SECURITIES LAWS, INCLUDING A REGISTRATION STATEMENT ON SEC FORM 10 OR A WRITTEN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE FOR SUCH TRANSACTIONS UNDER THE FEDERAL SECURITIES LAWS AND OTHER APPLICABLE LAWS.

SCHEDULE 1.2(A)

Intergroup Indebtedness

None.

SCHEDULE 1.3A

Transition Service Contracts for the Provision of Services

by the Company Group to the MSF Group

Each Transaction Service Agreement shall have an initial term of 12 months (18 months for Transaction Service Agreement #12) subject to earlier termination or mutual extension by up to six months. Each Transaction Service Agreement shall be amended to provide that the recipient of any services shall, in addition to the payments provided under each Transaction Service Agreement, pay all taxes, including value added taxes, sales and use taxes, withholding and other taxes (excluding income taxes on income earned by the provider) with respect to such services, less the provider’s estimated tax credits, if any, resulting from such tax payments by the recipient of the services.

1.	Service Agreement, dated December 1, 2014, by and between Mercantil Commercebank, N.A. (now Mercantil Bank, N.A.) and Alvina Corporation, N.V. (now Alvina Corporation), as amended by the Notification and Acknowledgement, dated September 6, 2017, from Millar Wilson to Julio Pena.

Services provided:

- Administration - Legal Counsel - Market Risk	- Accounting & Financial Reporting - Operations & Technology

2.	Treasury and Custody Services and Pledge Agreement, dated October 24, 2016, by and between Alvina Corporation, N.V. (now Alvina Corporation) and Mercantil Commercebank, N.A. (now Mercantil Bank, N.A.).

3.	Services Agreement, dated January 1, 2013, by and between Mercantil Commercebank, N.A. (now Mercantil Bank, N.A.) and Mercantil Bank & Trust Limited, (Cayman) as amended by the Notification and Acknowledgement, dated August 17, 2017, from Roland Bernabela to Julio Pena.

Services provided:

- Administration - Audit - Compliance - Credit Risk - Legal Counsel - Loan Review (Credit Administration) - Market Risk - Operational Risk & Physical Security - Profitability & Budgeting	- Accounting & Financial Reporting - Operations & Technology

4.	Treasury and Custody Services and Pledge Agreement, Dated September 23, 3016, by and between Mercantil Bank and Trust (Cayman), Ltd. and Mercantil Commercebank, N.A. (now Mercantil Bank, N.A.).

5.	Master Participation Agreement, dated May 13, 2002 by and between Commercebank, N.A. (now Mercantil Bank, N.A.) and BMC Bank & Trust Ltd (now Mercantil Bank and Trust (Cayman), Ltd.).

Services provided:

- Funded or unfunded participations

6.	Services Agreement, dated January 1, 2013, by and between Mercantil Commercebank, N.A. (now Mercantil Bank, N.A.) and Mercantil, C.A. Banco Universal Curacao Branch, as amended by the Notification and Acknowledgement, dated August 17, 2017, from Roland Bernabela to Julio Pena.

- Administration - Audit - Operational Risk & Physical Security - Compliance - Market Risk - Profitability & Budgeting - Accounting & Financial Reporting - Operations & Technology

7.	Master Participation Agreement, dated September 26, 2017 by and between Mercantil Bank, N.A. and Mercantil, C.A. Banco Universal Curacao Branch.

Services provided:

- Funded or unfunded participations

8.	Treasury and Custody Services and Pledge Agreement, dated as of September 23, 2016, by and between Mercantil Commercebank, N.A. (now Mercantil Bank, N.A.) and Mercantil, C.A. Banco Universal Curacao Branch.

9.	Services Agreement, dated January 1, 2013, by and between Mercantil Commercebank, N.A. (now Mercantil Bank, N.A.) and Mercantil Bank (Schweiz), A.G., as amended by the Notification and Acknowledgement, dated August 21, 2017, from Thomas Ita to Julio Pena.

Services provided:

- Administration - Credit Risk - Human Resources - Loan Review (Credit Administration) - Market Risk - Profitability & Budgeting	- Operations & Technology

10.	Treasury and Custody Services and Pledge Agreement, dated March 4, 2010, by and between Mercantil Commercebank, N.A. (now Mercantil Bank, N.A.) and Mercantil Bank (Schweiz), A.G.

11.	Master Participation Agreement, dated May 13, 2002 by and between Commercebank, N.A. (now Mercantil Bank, N.A.) and Banco Mercantil (Schweiz) A.G.

Services provided:

- Funded or unfunded participations

12.	Services Agreement, dated January 1, 2013, by and between Mercantil Commercebank, N.A. (now Mercantil Bank, N.A.) and Mercantil Bank (Curacao), N.V., as amended by the Notification and Acknowledgement, dated August 21, 2017, from Roland Bernabela to Julio Pena.

Services provided:

- Administration - Audit - Compliance - Credit Risk - Human Resources - Legal Counsel - Market Risk - Operational Risk & Physical Security - Profitability & Budgeting	- Accounting & Financial Reporting - Operations & Technology

13.	Master Participation Agreement, dated May 1, 2004 by and between Commercebank, N.A. (now Mercantil Bank, N.A.) and Banco Mercantil Venezolano, N.A. (now Mercantil Bank (Curacao) N.V.)

Services provided:

- Funded or unfunded participations

14.	Treasury and Custody Services and Pledge Agreement, dated as of September 23, 2016, by and between Mercantil Commercebank, N.A. (now Mercantil Bank, N.A.) and Mercantil Bank (Curacao) N.V.

15.	Agreement for the Reimbursement of Administrative and Other Services Provided, dated June 26, 2015, Mercantil Commercebank, N.A. (now Mercantil Bank, N.A.) and Mercantil Holding Financerio International, as amended by the Notification and Acknowledgement, dated September 1017, from Javier Gambera to Julio Pena.

Services provided:

- Administration - Profitability & Budgeting	- Accounting & Financial Reporting

16.	Agreement for the Reimbursement of Administrative and Other Services Provided, dated January 1, 2013, by and between Mercantil Commercebank, N.A. (now Mercantil Bank, N.A.) and Mercantil Bank (Panama), S.A. (now Mercantil Banco, S.A.), as amended by the Notification and Acknowledgement, dated August 31, 2017, from Alberto Carrasquero to Julio Pena.

Services provided:

- Administration - Human Resources - Profitability & Budgeting	- Accounting & Financial Reporting

17.	Treasury and Custody Services and Pledge Agreement, dated as of December 1, 2008, by and between Mercantil Bank (Panama), S.A. (now Mercantil Banco, S.A.) and Mercantil Commercebank, N.A. (now Mercantil Bank, N.A.).

18.	Master Participation Agreement, dated February 10, 2017 by and between Mercantil Bank, N.A. and Mercantil Bank (Panama) S.A. (now Mercantil Banco, S.A.).

Services provided:

- Funded or unfunded participations

19.	Agreement for the Reimbursement of Administrative and Other Services Provided, dated December 10, 2012, by and between Mercantil Commercebank, N.A. (now Mercantil Bank, N.A.) and Mercantil Capital Markets (Panama), S.A. (now Mercantil Servicios de Inversion, S.A.), as amended by the Notification and Acknowledgement, dated August 30, 2017, from Jose Manuel Rodriguez Ferreira to Julio Pena.

Services provided:

- Administration - Human Resources

20.	Services Agreement, dated March 1, 2018, by and between Mercantil Bank, N.A. and Mercantil Servicios Financieros, C.A. (“MSF”).

Services provided:

- Consulting Services

21.	Investment Management Agreement, dated February 26, 2016 by and between Mercantil Commercebank, N.A. (now Mercantil Bank, N.A.) and Luz Capital Ltd. (“LUZ”).

Services provided:

- Investment Services

22.	Services Agreement, dated March 1, 2018 by and between Mercantil Bank, N.A. and G200 Leasing. (“G200”).

Services provided:

- Accounting & Financial Reporting - Operations

SCHEDULE 1.3B

Transition Service Contracts for the Provision of Services

by the MSF Group to the Company Group

None.

SCHEDULE 1.7

Certain Officers and Directors

Subject in each case to Federal Reserve approval, the SEC’s regulations regarding independence of directors, and the listing standards of any exchange on which the Company Shares are listed:

1.	Gustavo J. Volmer will serve as Executive Chairman of MSF and various MSF Entities and as Non-Executive Chairman of the Company and the Bank post-Separation.

2.	Millar Wilson will provide consulting services to the MSF Group while serving as a Company executive.

3.	Alfonso Figueredo will provide consulting services to the MSF Group while serving as a Company executive.

4.	Miguel A. Capriles will serve on the board of directors of MSF and the Company.

5.	Gustavo Marturet will serve on the board of directors of MSF and the Company.

6.	Gustavo J. Vollmer will serve on the board of directors of MSF and the Company.

7.	The current directors and officers of the Cayman Bank, who are directors and officers of the Company or its subsidiaries, shall continue as directors and officers of the Cayman Bank.

SCHEDULE 4.1

MSF Group Employees and Company Group Employees

None.

SCHEDULE 11.9(a)

None.

SCHEDULE 11.9(b)

None.